CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the use in this Offering Statement on Form 1-A of our report dated September 4, 2020, relating to the consolidated financial statements of Zummo Flight Technologies Corporation. appearing in Amendment No. 1 to the Offering Circular, which is part of this Offering Statement.

Junaid Qazi, CPA

E TAX AMERICA, LLP

Princeton, NJ

October 5, 2020